UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Zenith National Insurance Corp.
(Name of Registrant as Specified In Its Charter)

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Filed by: Zenith National Insurance Corp.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Zenith National Insurance Corp.

Commission File No. 001-09627

On February 18, 2010, the following communication consisting of a letter and questions and answers was sent via email to all employees of Zenith Insurance Company from Stanley R. Zax, the Chairman and President of Zenith National Insurance Corp., the Registrant.

February 18, 2010

Dear Zenith Employees:

This morning we announced that Zenith National Insurance Corp. (“Zenith”) entered into an agreement to be acquired by Fairfax Financial Holdings Limited (“Fairfax”).  Although there is an agreement between us and Fairfax, the transaction is subject to customary conditions, including approval by our stockholders and various regulatory authorities.  However, I am writing to you now to share with you what I believe this transaction, if consummated, would mean to you.

Fairfax, based in Toronto Canada, is a financial services holding company with subsidiaries that conduct insurance and reinsurance operations worldwide.  Fairfax has about $5 billion of annual insurance and reinsurance premium revenue and about $7.5 billion of capital.  Shares of Fairfax common stock are traded on the Toronto Stock Exchange.  I have known Fairfax’s Chairman and Chief Executive Officer Prem Watsa for 20 years.  Fairfax owned about 40% of Zenith’s shares of common stock during the period 1999 through 2006.  Since Fairfax started 24 years ago, its book value has compounded annually at 25%.

The completion of this transaction will have no significant impact on how we run our insurance business.  The current management team, including myself, will continue to run Zenith and its subsidiaries.  There will be no change in our mission, values or operating principles.  Fairfax is a decentralized organization and does not dictate operating policy to its subsidiaries.  We will be expected to continue our long-term strategy that focuses on risk versus reward, human capital, quality services to our policyholders and claimants and outperforming the national workers’ compensation industry because Fairfax believes in these same principles.  Their guiding principles can be found in Appendix A to the 2008 Annual Report at http://www.fairfax.ca/Assets/Downloads/AR2008.pdf.  Please take a moment to read these guiding principles; they should sound familiar to you.

I have always attributed our long-term success to the people of Zenith.  I am confident that you will be as excited by this new development as I am and that, together with Fairfax, we will continue, uninterrupted, to build on Zenith’s reputation for excellence in workers’ compensation insurance.

There is attached a Question and Answer (“Q&A”) sheet which should help you further understand this proposed transaction.

Sincerely,

Stanley R. Zax

Chairman

TRANSACTION Q&A

What did Zenith announce?

Zenith and Fairfax announced that they have entered into a merger agreement pursuant to which Fairfax will acquire all of the outstanding shares of Zenith common stock for $38.00 per share in cash, representing a premium of 31.4% to the closing price of Zenith common stock on February 17, 2010, the last trading day prior to the announcement, and a 34.0% premium to the 30-day average closing price for the period ending on February 17, 2010.  The $38.00 per share also represents a premium of 34.5% to Zenith’s book value as of December 31, 2009.

Zenith’s board of directors has recommended that Zenith’s stockholders approve the merger.  The transaction is subject to customary closing conditions, including approval by Zenith’s stockholders as well as regulatory approval.

Closing is expected to occur in the second quarter of 2010.

I own Zenith common stock; what will happen to my shares?

After the closing, you will receive $38.00 in cash for each share of Zenith common stock that you own on that date.  You will also receive the dividend of $0.50 per share that was declared on February 10, 2010 if you own shares on the dividend record date of April 30, 2010.  No further dividends are expected to be declared.  Prior to the closing you will receive instructions regarding the conversion of your shares into cash.  You will also receive a proxy statement containing further information regarding the transaction and instructions on how to vote your shares.

What businesses is Fairfax in?

Fairfax Financial Holdings Limited is a financial services holding company based in Toronto, Canada whose subsidiaries conduct insurance and reinsurance operations world-wide.  Some of Fairfax’s subsidiaries which may be familiar to you include Crum & Forster, OdysseyRe, Northbridge Financial and The Riverstone Group.  Another subsidiary, Hamblin Watsa Investment Counsel, provides investment management to the insurance, reinsurance and run-off subsidiaries of Fairfax.

Fairfax has been under the management of Prem Watsa, Chairman and Chief Executive Officer, since September 1985.  Fairfax’s consolidated shareholders’ equity at September 30, 2009 was $US 7.5 billion.  Upon completion of the transaction Zenith will become part of a large, successful international insurance and reinsurance organization.

What happens to Zenith Insurance Company?

Zenith Insurance Company will become a wholly owned subsidiary of Fairfax.  We will continue, unchanged, to operate our workers’ compensation insurance business under the Zenith name in the office locations we now have.  The current management structure, plus Janet Frank, who will join us effective March 15, 2010, will remain in place after the closing and will continue to run Zenith.

What is Fairfax’s business philosophy?

Fairfax’s Guiding Principles are included as Appendix A to its 2008 Annual Report at http://www.fairfax.ca/Assets/Downloads/AR2008.pdf ..  Fairfax’s guiding principles describe a decentralized organization, focused on the long-term compounding of its book value through disciplined underwriting and sound financing.  These principles are entirely consistent with the way we have run Zenith and therefore there will be no change in our strategy.

How can this transaction benefit Zenith?

Among Fairfax’s existing subsidiaries are many talented and experienced insurance professionals and the systems and infrastructure to support a wide range of insurance products.  In due course, some of you will have the opportunity to collaborate with your new colleagues to leverage these resources as we improve our own product offerings, including expanding our agricultural business to offer lines of insurance other than workers’ compensation.

Will Fairfax change any of Zenith’s compensation, group health insurance or other employee benefit plans?

No.  Stanley Zax and the Zenith management team will continue to make decisions about these matters.  However, since Zenith’s common stock will no longer be publicly traded following the closing of the transaction, the Zenith Employee Stock Purchase Plan will be terminated at such time.  Fairfax will offer Zenith employees the opportunity to participate in an employee stock purchase plan of Fairfax following closing of the transaction.  In due course, everyone will receive information about the Fairfax plan.

Will there be layoffs at Zenith as a result of this transaction?

Fairfax is acquiring Zenith because it is a well-managed, well positioned insurance company.  Therefore we expect there to be little impact on the way most of us do our jobs and there will be no layoffs in the insurance operations.

What will happen to the Zenith 401(k) Plan?

The Zenith 401(k) Plan will continue but the Zenith common stock investment option will no longer be available following closing of the transaction.  If you hold Zenith common stock in your 401(k) Plan account at the closing of the transaction, it will be converted into cash at $38.00 per share.

Where can I get an answer if I have additional questions?

Please email your questions to Jack Miller at jmiller@thezenith.com and we will endeavor to provide you with an answer via periodic updates.

What if I am contacted and asked a question about this transaction by a member of the news media, a financial analyst or a shareholder?

Do not answer any such inquires.  As always, refer any such questions to either Stanley Zax, Kari Van Gundy, Mike Jansen or Bill Owen.

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Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on Zenith.  Such forward-looking statements are not guarantees of future events.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: (1) the Zenith stockholders may not approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special stockholders meeting; (2) the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (3) the parties may be unable to complete the merger because, among other reasons,  conditions to the closing of the merger may not be satisfied or waived; or (4) other factors that may be referred to in Zenith’s reports filed with or furnished to the Securities and Exchange Commission (“SEC”) from time to time.  There can be no assurance that other factors not currently anticipated by Zenith will not materially and adversely affect future events.  Security holders are cautioned not to place undue reliance on any forward-looking statements made by Zenith or on its behalf.  Forward-looking statements speak only as of the date the statement was made.  Zenith undertakes no obligation to update or revise any forward-looking statement.

Additional Information

In connection with the proposed transaction, Zenith will file a proxy statement with the SEC.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the proxy statement and other documents filed by Zenith (when available), at the SEC’s Web site at www.sec.gov or at Zenith’s Web site at www.thezenith.com.  The proxy statement and such other documents may also be obtained, when available, for free from Zenith by directing such request to Investor Relations, Zenith National Insurance Corp., 21255 Califa Street, Woodland Hills, California 91367-5021, telephone: 1-818-713-1000.

Zenith and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Zenith’s stockholders in connection with the proposed transaction.  Information concerning the interests of these persons is set forth in Zenith’s proxy statement relating to the 2009 annual stockholder meeting and annual report on Form 10-K for the fiscal year ended December 31, 2009, both filed with the SEC, and will also be set forth in the proxy statement relating to the transaction when it becomes available.